Exhibit 99.1

FOR IMMEDIATE RELEASE

Varian Appoints Michael Hutchinson to Senior Vice President, Chief Legal Officer, and Francis R. Facchini, M.D., FSIR to President, Interventional Solutions Business

PALO ALTO, Calif. — June 1, 2020 — Varian (NYSE: VAR) today announced two executive appointments. Michael Hutchinson has joined the company as Senior Vice President, Chief Legal Officer following the previously communicated retirement plans of John Kuo. The company also announced that Francis (Frank) R. Facchini, M.D., FSIR has assumed a permanent role as President of Varian’s Interventional Solutions (IS) business, effective immediately.

Most recently, Mr. Hutchinson served as Vice President and Advisor to the Chairman and CEO at Stryker. Prior to this role, he served as General Counsel, Vice President and Chief Legal Officer at Stryker, overseeing the global Legal & Compliance organization and the corporate secretary function, and guiding the company through more than 80 acquisitions over the span of 10 years. He began his career working for several law firms and as an in-house attorney in the Washington, D.C., area. He holds a law degree from George Washington University Law School and a bachelor’s degree from Clark University.

Dr. Facchini joined Varian as Chief Medical Officer, Interventional Solutions in 2019, and in February 2020 transitioned to interim leader of the IS business. Since that time, he has made a significant impact on building Varian’s IS business, helping to strengthen the portfolio for customers, solidifying a robust clinical strategy and hiring key leaders to help the organization grow. Dr. Facchini, a board-certified interventional radiologist, holds a clinical appointment with VIR Chicago, an independent IR clinical practice he co-founded. He is a member of the Society of Interventional Radiology (SIR), where he has served as a Foundation Board Member, and is also a member of the Society of Interventional Oncology (SIO). He has expertise in minimally invasive, image-guided treatment of cancer and a special interest in the research and development of novel cancer therapies. Dr. Facchini received a Doctor of Medicine from Loyola University, Stritch School of Medicine, and a bachelor’s degree from DePauw University.

“Varian is propelled by a bold vision for the future of cancer care and a commitment to delivering innovative solutions for our customers and their patients,” said Dow Wilson, president and CEO. “Both Michael and Frank are highly esteemed experts in their disciplines, with outstanding credentials and proven track records. We are confident that their leadership will be a tremendous asset as we continue to work toward a world without fear of cancer.”

About Varian

At Varian, we envision a world without fear of cancer. For more than 70 years, we have developed, built and delivered innovative cancer care technologies and solutions for our clinical partners around the globe to help them treat millions of patients each year. With an Intelligent Cancer Care approach, we are harnessing advanced technologies like artificial intelligence, machine learning and data analytics to enhance cancer treatment and expand access to care. Our 9,200 employees across 70 countries keep the patient and our clinical partners at the center of our thinking as we power new victories in cancer care. Because, for cancer patients everywhere, their fight is our fight. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

Press Contact
Aimee Corso

Health + Commerce
+1 (310) 780-2661
aimee@healthandcommerce.com

Investor Relations Contact
Anshul Maheshwari
Vice President, Investor Relations
+1 (650) 424-5631
investors@varian.com

###

Page 2 of 2